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                        LEGG MASON, INC.

                     ARTICLES OF AMENDMENT


THIS IS TO CERTIFY THAT:

          FIRST:    The Articles of Incorporation of Legg Mason,
Inc., a Maryland corporation (the "Corporation"), are hereby amended as follows:

          1. Article FIFTH is amended by deleting existing subparagraph 1(c) in its entirety and relettering subparagraphs
1(d) and 1(e) as 1(c) and 1(d), respectively.

          2.   A new Article EIGHTH is added to read as follows:

               "EIGHTH:

               1.   Special Voting Requirements for Certain
Business Combinations. Except as otherwise provided by this Article, in addition to any vote otherwise required by law or these Articles or Articles Supplementary, a Business Combination (as hereinafter defined) with a Related Person (as hereinafter defined) shall be recommended by the Board of Directors and approved by the affirmative vote of at least (1) seventy percent (70%) of the votes entitled to be cast by outstanding shares of voting stock of the Corporation, voting together as a single voting group, and (2) fifty-five percent (55%) of the votes entitled to be cast by holders of voting stock other than voting stock held by the Related Person, voting together as a single voting group; provided, however, that the 70% voting requirement of Clause (1) shall not be applicable and the Business Combination shall require approval only by the 55% vote of stockholders other than the Related Person as provided by Clause
(2), in addition to any vote otherwise required by law or these Articles or Articles Supplementary, if both of the following conditions are satisfied with respect to the particular Business
Combination:

                    (a) the aggregate amount of the cash and the fair market value of the "consideration other than cash" (as hereinafter defined) to be received per share by the holders of the Common Stock of the Corporation in the Business Combination is (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions) at least equal to the greater of (1) the highest price per share (including any brokerage commissions, transfer taxes and soliciting dealer's fees) paid or agreed to be paid by the Related Person to acquire beneficial ownership of any share of such Common Stock during the twenty-four month period immediately prior to the taking of

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          such vote, (2) the highest price per share (including
          any brokerage commissions, transfer taxes and soliciting dealer's fees) paid by any person to acquire beneficial ownership of any share of such Common Stock on the open market at any time during the twenty-four month period immediately prior to the taking of such vote, or (3) the per share book value of such Common Stock at the end of the calendar quarter immediately preceding the taking of such vote; and

                    (b)  the consideration to be received by
          holders of Common Stock in the Business Combination shall be in the same form and of the same kind as the most favorable form and kind of consideration paid by the Related Person in acquiring beneficial ownership of any of the shares of Common Stock already held, directly or indirectly, by it.

                    Notwithstanding the foregoing provisions, the special stockholder voting requirements of Section 1 of Article EIGHTH shall not be applicable to a Business Combination which has been recommended to the stockholders by the Board of Directors by a vote which includes the affirmative vote of a majority (but not less than two) of the Disinterested Directors (as hereinafter defined), in which event the Business Combination shall be subject to such stockholder vote, if any, as may be required by law or other provisions of these Articles or Articles Supplementary.

          A determination by a majority of the Disinterested Directors of the Corporation, made in good faith and based upon information known to them after reasonable inquiry, shall be conclusive as to all facts necessary for compliance with this Article, including without limitation (i) whether any person, partnership, corporation or firm is a Related Person or affiliate or associate as defined herein, and (ii) the most favorable form and kind of consideration paid by the Related Person in acquiring beneficial ownership of shares of Common Stock.

               2.   Definitions.  For the purposes of these
Articles:

                    (a)  The term "Business Combination" shall
mean (1) any merger, consolidation or share exchange of the Corporation with or into a Related Person, (2) any sale, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or any other security device, of all or any "substantial part" of the assets of the Corporation (including, without limitation, any voting securities of a subsidiary) or of the assets of a subsidiary which constitute a substantial part of the total consolidated assets of the Corporation, to a Related Person, (3) any merger, consolidation

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or share exchange of a Related Person with or into the
Corporation or a subsidiary of the Corporation, (4) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to the Corporation or a subsidiary of the Corporation, (5) the reclassification of the shares of stock of the Corporation generally possessing voting rights in elections for directors, the purchase by the Corporation of such shares, or the issuance by the Corporation of such shares or any securities convertible thereto or exchangeable therefor which in any such case has the effect, directly or indirectly, of increasing by more than five percent (5%) the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation which are directly or indirectly owned by any Related Person, or
(6) any agreement, contract or other arrangement providing for any of the transactions described in this definition of business combination.

                    (b) The term "Related Person" shall mean and include any individual, corporation, partnership or other person or entity which, together with its "affiliates" and "associates," "beneficially" owns (as those terms are presently defined in the Securities Exchange Act of 1934 and in the rules thereunder) voting stock of the Corporation which, in the aggregate, represents fifteen percent (15%) or more of the votes entitled to be cast for the election of directors, and any "affiliate" or "associate" of any such individual, corporation, partnership or other person or entity; provided that shares held or over which such person or entity has the power to vote or otherwise control as a trustee, plan administrator, officer of the Corporation or in a similar capacity under an employee benefit plan of the Corporation or of an employee benefit plan of an affiliate of the Corporation shall not be deemed to be beneficially owned for purposes of this definition.

                    (c)  The term "substantial part" shall mean
assets of the Corporation or the Related Person, as the case may be, which have a fair market value greater than ten percent (10%) of the total consolidated assets of the Corporation as shown on its audited balance sheet as of the end of its most recent fiscal year ending prior to the time the determination is made.

                    (d) Without limitation, any shares of voting stock of the Corporation which any person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise shall be deemed beneficially owned by such person.

                    (e) The term "consideration other than cash" shall include, without limitation, outstanding Common Stock of the Corporation retained by its then existing stockholders in the

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event of a Business Combination with a Related Person in which the Corporation is the surviving corporation.

                    (f)  The term "Disinterested Director" means
any member of the Board of Directors of the Corporation who is neither the Related Person nor an affiliate or associate of the Related Person and who was a member of the Board prior to the time that the Related Person became a Related Person, and any successor of a Disinterested Director who is neither the Related Person nor an affiliate or associate of the Related Person and who is recommended to succeed a Disinterested Director by a majority of the Disinterested Directors then on the Board of Directors.

               3. Provisions Not Exclusive. Nothing contained in this Article EIGHTH shall restrict the right of the Corporation to elect to be covered by the provisions of any laws of the State of Maryland which may impose special voting requirements on transactions involving interested stockholders."

          3.   Article EIGHTH is renumbered to be Article TENTH.

          4.   A new Article NINTH is added to read as follows:

          "NINTH:   Except as provided by Articles SIXTH and
EIGHTH and elsewhere in this Article NINTH, notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, such action shall be effective and valid if taken or authorized by the affirmative vote of stockholders holding a majority of all the votes entitled to be cast thereon, subject to such other or greater vote as may be provided for the holders of any class (or series of a class) of stock of the Corporation pursuant to Articles Supplementary relating to such class or series. However, no amendment of these Articles shall be effective to amend, alter, repeal or change the effect of any of the provisions of Articles SIXTH, EIGHTH or NINTH unless such amendment shall receive the affirmative vote of at least seventy percent (70%) of the votes entitled to be cast thereon, which shall include at least fifty-five percent (55%) of the votes entitled to be cast by holders of voting stock other than voting stock held by a Related Person; provided, however, that these voting requirements shall not be applicable to the approval of such an amendment, and the amendment shall require only such affirmative vote as would otherwise be required pursuant to this Article NINTH, if such amendment shall have been proposed by the Board of Directors by a vote which includes the affirmative vote of a majority (but not less than two) of the Disinterested Directors."

          SECOND:   The amendments to the Articles of
Incorporation of the Corporation as hereinabove set forth have

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been duly advised by the Board of Directors and approved by the
Stockholders of the Corporation as required by law.

          THIRD:    The undersigned President acknowledges these
Articles of Amendment to be the corporate act of said Corporation and with respect to all matters and facts otherwise required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, such matters and facts are true in all material respects and such statement is made under the penalties of perjury.

          IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and attested to by its Secretary on this 15th day of July, 1983.

ATTEST:                       LEGG MASON, INC.



/s/ Suzanne E. Peluso         By: /s/ Raymond A. Mason
Suzanne E. Peluso,                Raymond A. Mason,
Assistant Secretary               President